Exhibit 99.2

Letter of Intent

To:	Reflections Salon
Newby Salons, L.L.C.
3379 South Orchard Drive
Bountiful, Utah 84010
Bus. Phone: (801) 335-0440
Attn:  Anthony Newby

From:               Richard Surber, President
                        Nexia Holdings, Inc.
59 West 100 South, Second Floor
Salt Lake City, Utah 84101

Re:                   Nexia Holdings, Inc., (NEXA) acquisition of a 100% interest in Newby Salons, L.L.C., known as “Reflections.”

Dear   Mr. Newby:

We write to confirm the following general terms upon which NEXA’s majority owned subsidiary Diversified Holdings I, Inc., will acquire a 100% interest in Newby Salons, L.L.C.  The transaction will involve the purchase of 100% ownership of Newby Salons, L.L.C. in exchange for 60,000 shares of NEXA=s restricted Series C Preferred Stock with a stated value of $5.00 per share which will be subject to certain agreed upon resale restrictions.

The Acquisition.

NEXA is prepared to purchase a 100% interest in Newby Salons, L.L.C. (“Newby Salon”) in exchange for the transfer of a total of sixty thousand (60,000) shares of its restricted Series C Preferred Stock at the closing of a Definitive Stock Purchase Agreement, subject to the following terms and conditions:

A.	NEXA will issue pro rata sixty thousand (60,000) shares of its restricted Series C Preferred Stock to the current respective Shareholders/Members of Newby Salon.

B.	Newby will provide its business plan and financial projects for Newby Salon available for review within 10 days of signing this Letter of Intent

C.	Newby Salon shall have $ assets and no more than $100,000 in liabilities, including the balance on the SBA loan in the original amount of $90,000 being acquired by NEXA.

D.	Newby Salon financial statements will be provided to NEXA or arrangements made to produce such financials at closing.

E.	Current management of Newby Salon will remain in place for the onsite day to day management of the Reflection Salon operations.

F.	NEXA and Newby will agree upon the appointment an executive manager and financial director of Newby Salon at closing.

G.
NEXA’s management will work closely with Newby and its Landis operation to create a strategy that includes the acquisition of other existing Aveda salons in an effort to create a brand that will benefit a to be formed environmentally friendly salon company which maybe become publicly traded on the “Pink Sheets” or OTCBB.

H.
Newby acknowledges and will use his best efforts to ensure that all the necessary accounting and required controls are immediately integrated into the operations of the Reflections salon so that NEXA is not hindered in its efforts to maintain its accounting in compliance with the OTCBB and Securities and Exchange Commission requirements.

I.
NEXA is in the process of using its best efforts to raise up to $10 Million via a secondary offering.  NEXA will allocate a portion of these proceeds to accomplish its growth strategy with respect to its salon division which will include the Reflections Salon.

J.
NEXA will include Anthony Newby and other key personal in its 2007 Employee Benefit Plan and will issue option shares to retain and as an incentive for service to be performed by Anthony Newby and other key personal that will grow the salon operations of NEXA.

K.	NEXA’s controller and CFO will be given access to all bank and financial records of Newby Salon upon signing this Letter of Intent.

L.	All payments for the salon division expenses will be controlled through NEXA’s accounting department. Anthony Newby will have full access to salon bank records and other salon related financials.

M.
If NEXA or its Landis LLC salon division were to enter into bankruptcy prior to the Reflections Salon operation satisfying debts that Anthony Newby is personal liable for and/or being able to realize at least $250,000 from the sale of his shareholdings in NEXA. Newby may rescind the transaction within two years of closing.  All investments made by NEXA would have to be paid back to NEXA prior to the rescission taking effect.

N.	Anthony Newby or an agreed upon designee will be entitled to a board seat on NEXA’s salon subsidiary when such subsidiary is formed.

We expect the acquisition process to take approximately 15-30 days

Closing.

The closing under this Letter of Intent will take place on or before July 31, 2007. The parties shall be responsible for executing a Definitive Purchase/Exchange Agreement (Definitive Agreement) which shall occur on or before June 30, 2007.

Addresses.

All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following address:

Nexia Holdings, Inc.
Richard Surber, President
59 West 100 South, Second Floor
Salt Lake City, Utah 84101

Newby Salons, L.L.C.
Anthony Newby, Managing Member
3379 South Orchard Drive
Bountiful, Utah 84010

Miscellaneous

The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of Utah.

NEXA and its agents, attorneys and representatives shall have full and free access, during normal business hours, to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party.

The substance of any public announcement with respect to the acquisition, other than notices required by law shall be approved in advance by all parties or their duly authorized representatives.

NEXA shall complete and pay for all necessary audits to allow filing of financial statements required by Form 8-K within sixty (60) days of the date of the acquisition, to allow for the required amendment of Form 8-K within 60 days of its original filing to include required financial statements. The cost of acquiring said financial statements shall be the sole responsibility of NEXA, if such audit is required.

This letter of intent shall constitute a legally binding agreement in consideration of the respective undertakings of NEXA and the other parties hereto.

All Securities Exchange Act of 1934 and Securities Act of 1933 filings involving NEXA are incorporated herein.

This Letter of Intent may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

The Closing of the transaction contemplated by this agreement is contingent upon the completion of a due diligence review of the books and records of the respective companies to the good-faith satisfaction of each respective party.

The consummation of the transaction contemplated by this agreement is contingent upon receipt of all necessary consents, resolutions, representations, warranties, certifications, opinion letters, and compliance with all governmental laws, rules, and regulations.

Agreed to this ___, day of June, 2007.

Nexia Holdings, Inc.	Newby Salons, L.L.C.

/s/ Richard Surber                                                   /s/ Anthony Newby
Richard Surber, President	Anthony Newby, Managing Member

Shareholders/Members of Newby Salons, L.L.C.

/s/ Anthony Newby                                                /s/ Brooke Newby
Anthony Newby                                                    Brooke Newby